FIDELITY & GUARANTY LIFE 2015 SEVERANCE PLAN Effective as of June 16, 2015 Plan Document/Summary Plan Description

HIGHLIGHTS

This booklet describes the Fidelity & Guaranty Life 2015 Severance Plan (“Severance Plan”) and is the plan document/summary plan description for the Severance Plan. This booklet is a reference tool for individuals who are employed by Fidelity & Guaranty Life Business Services, Inc. (“Company”), whose employment with the Company terminates as set forth herein on or after June 16, 2015 (“Effective Date”), and who are eligible for the Severance Plan as described in Section 1. This booklet provides information about severance payments and benefits that may be provided under the Severance Plan. The Severance Plan supersedes all other severance policies and procedures maintained by the Company and its affiliates at or prior to the Effective Date.

The following are highlights of this booklet:

•
Severance Pay and Benefits. Under the Severance Plan, you may become eligible for severance pay. In addition, if your termination occurs in connection with a Change in Control, you may be eligible for a COBRA subsidy (Section 2).

•	Contact Information. For contact information, see Appendix A.

•	Other Severance Plan Information. For other important Severance Plan information, including claims procedures and a statement of your rights under ERISA, see Appendix B.

Section 1: Severance Plan Eligibility and Participation

In order to participate in the Severance Plan, you must meet the Eligibility and Participation requirements described below.

Eligibility

As determined by the plan administrator in its discretion (and except as provided below), any employee who meets both of the following criteria is eligible to participate in the Severance Plan, subject to the terms and conditions described in this booklet:

•	The employee is employed by the Company as a regular full-time or regular part-time employee; and

•	Either:

•The employee’s employment is involuntarily terminated by the Company other than for Cause (as defined below) as the result of an operational change or restructuring (as determined by the Company) at any time (“Non-Change in Control Context”); or

•The employee’s employment is involuntarily terminated other than for Cause, or the employee’s position is eliminated and he or she is not offered Comparable Employment (as defined below) by the Company, in either case, within 12 months following a Change in Control (as defined in the Fidelity & Guaranty Life 2013 Stock Incentive Plan) (“Change in Control Context”).

For the avoidance of doubt, an otherwise eligible employee may receive a severance benefit in either the Non-Change in Control Context or the Change in Control Context, but not in both.

Otherwise eligible employees who meet any of the criteria below are ineligible for the Severance Plan:

•	The Chief Executive Officer of the Company.

•
In the Non-Change in Control Context, any employee who has an employment agreement with severance provisions. In the Change in Control Context, any employee who has an employment agreement with severance provisions under which the severance payment is greater than under the Severance Plan.

•	In a Non-Change of Control Context any employee who has failed to remain in good standing or whose employment is terminated for performance-related reasons.

•
In the Change in Control Context, any employee who is offered Comparable Employment (as defined below), or who expressly accepts in writing any alternative employment (even if not Comparable Employment), with the Company, any of its affiliates, or an acquirer.

•
Any employee who the Company determines reasonably and in good faith has engaged in conduct that results in or would have resulted in dismissal. Such employee will forfeit all rights under the Severance Plan. Such prohibited conduct includes, but is not limited to, conduct prohibited by the Separation Agreement and General Release (the “Release Agreement”) and conduct prohibited during the Notice Period in the Change of Control Context as described below.

•	Any employee who does not return all material Company property within a reasonable time period requested by the Company.

•	Any employee who resigns from employment before the termination date designated by the Company.

Participation

Separation Agreement and General Release

If you are eligible to participate in the Severance Plan, you will only be entitled to the severance pay and benefits described in this booklet if you sign, return and do not revoke the Release Agreement in the form provided by the Company.

In the Non-Change in Control Context, the Release Agreement will be provided to you upon your involuntary termination of employment.

In the Change in Control Context, the Release Agreement will be provided to you at the beginning of the sixty (60) day period commencing on the date on which the Company notifies you in writing that you will be involuntarily terminated or your position will be eliminated (the “Notice Period”).

The Release Agreement will provide, among other things, for the general release of any and all claims that you may have against the Company and its officers, directors, employees, and agents, whether known or unknown, and whether at common law or arising under any statute, and also will require you to keep the terms of the release confidential, subject to any carve outs required by law.

To participate in the Severance Plan, your Release Agreement must be signed and returned within 45 days of the date you receive it (or within 21 days, if applicable based on certain laws), but in no event earlier than the date you terminate employment. Signed Release Agreements must be returned to:

SVP Human Resources
Fidelity & Guaranty Life
1001 Fleet Street, 6th Floor
Baltimore, Maryland 21202

The Company will execute the signed Release Agreements it receives and return fully executed file copies.

After you sign and return your Release Agreement to the address listed above, you may revoke it in writing within seven days after it is signed and returned. Otherwise, you are not allowed to revoke your Release Agreement. Revocations must be returned to the address listed above. After the seven day period is complete, Release Agreements become irrevocable.

If you do not sign and return your Release Agreement within the 45 day (or 21 day) period described above, or if you revoke the Release Agreement, you will not become a participant in the Severance Plan, and the payments and benefits discussed in this booklet will not apply to you.

Conduct During the Notice Period (Change in Control Context Only)

If your employment is involuntarily terminated in the Change in Control Context, during your Notice Period you will remain employed by the Company and may not commence employment with any other employer. You will be subject to all of the obligations, rules, policies and practices of the Company, including the obligation to act solely in the best interest of the Company. During this period, you will perform such duties and tasks as the Company may assign you, provided, however, that the Company reserves the right to have you stay away from the Company’s premises and not contact any other Company employees or clients.

Section 2: Severance Payments and Benefits

Amount and Timing of Severance Payments and Benefits

Assuming you meet the criteria of this Severance Plan set forth in Section 1, you are eligible to receive severance pay as follows.

Non-Change in Control Context

Subject to execution and non-revocation of the Release Agreement, if pursuant to Section 1 you become eligible for severance pay in the Non-Change in Control Context, you will be entitled to receive severance in a lump sum payment equal to two (2) weeks of base salary for each full year of continuous service (measured from your date of hire), with a minimum payment of four (4) weeks. Severance pay will be based on your base salary at your termination of employment, and credit will not be given for partial years of service.

If you have an employment agreement with the Company which includes severance provisions, the Severance Plan will not apply.

Change in Control Context

Subject to the execution and non-revocation of the Release Agreement, if pursuant to Section 1 you become eligible for severance pay in the Change in Control Context, you will receive the following severance benefit:

Position	Minimum Severance	Notice Period	Bonus
Manager (Gr. 16) and below	4 weeks	60 days	Pro-Rata Target Bonus
Directors & AVPs (Gr. 17 - 18)	12 weeks	60 days	Pro-Rata Target Bonus
Vice Presidents (VP & VP II)	26 weeks	60 days	Pro-Rata Target Bonus
Sr. Vice Presidents & Exec. Vice Presidents	52 weeks	60 days	Pro-Rata Target Bonus plus Annual Target Bonus

Minimum Severance (Base Salary). You will receive a severance payment equal to the greater of (i) two (2) weeks of base salary for each full year of continuous service (measured from your date of hire) or (ii) the minimum severance period provided in the chart above in addition to payment of regular compensation during the 60-day notice period provided in the chart above.

Pro-Rata Target Bonus. The Pro-Rata Target Bonus means an amount equal to the product of (i) the annual cash bonus that would be paid to you at your target bonus level in respect of the entire annual performance period of the Company in which your termination date occurs (the "Target Bonus Amount"), multiplied by (ii) a fraction, (x) the numerator of which is the number of whole days elapsed between the beginning of the annual performance period of the Company in effect as of such termination date and the termination date and (y) the denominator of which is 365; provided, that any reduction in the employee's target annual bonus following the Change in Control that gives rise to the failure of a position to constitute Comparable Employment shall be disregarded for the purpose of determining the Actual Bonus Amount.

Annual Target Bonus. The Annual Target Bonus means an amount equal to the target annual bonus for the fiscal year in which the Senior Vice President or Executive Vice President experiences a termination other than for Cause or failure to be offered Comparable Employment (without regard to any reduction thereto that gives rise to the failure of a position to constitute Comparable Employment).

COBRA Subsidy. If you elect to enroll in COBRA coverage, you will also receive a COBRA subsidy for your medical, dental, and vision coverage for the number of weeks upon which the base salary portion of your severance payment is determined, or if earlier, when you become eligible to enroll in an employer sponsored health plan due to new employment.

Employees with Employment Agreements. In the Change in Control Context, if you have an employment agreement with the Company which includes severance provisions, your payment from the Severance Plan (if any) will be subject to the following:

•	If your employment agreement provides greater total payments than the total payments due under the Severance Plan, you will not be eligible for the Severance Plan.

•
If the Severance Plan provides a greater total payment than the total amount of payments due under your employment agreement, you will receive the payment due under your employment agreement, plus an additional payment under the Severance Plan that is equal to (1) the full payment otherwise due under the Severance Plan, minus (2) the total payment due under your employment agreement.

General Provisions

Timing of Severance Payment; Withholding. Your payment will be made within approximately four (4) weeks following the return of your Release Agreement, but in no event later than 2½ months after the end of the calendar year in which your employment terminates. Severance pay will be reduced by taxes, any other amounts owed to the Company and any legally required deductions.

“Cause”

“Cause” as to any employee who is party to an employment agreement with the Company or a subsidiary or affiliate has the same meaning as set forth in such employment agreement or, if not set forth therein or in the absence of an employment agreement “Cause” means you (i) have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (ii) have committed intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or (iii) have willfully refused to, or willfully failed to, perform in any material respect his or her duties; provided, however, that no such termination for Cause under clause (iii) will be effective unless you do not cure such refusal or failure to the Company’s reasonable satisfaction as soon as practicable after the Company provides you written notice identifying such refusal or failure (and, in any event, within ten (10) calendar days after receipt of such written notice). The determination as to whether “Cause” has occurred shall be made by the plan administrator in good faith and using reasonable discretion, and the plan administrator shall have the authority to waive the consequences under the Severance Plan of the existence of “Cause.” A termination for Cause will be deemed to include a determination made reasonably and in good faith following your termination of employment for any reason that circumstances existed prior to such termination sufficient for the Company or one of its subsidiaries or affiliates to have terminated your employment for Cause.

“Comparable Employment”

“Comparable Employment” as to any employee who is party to an employment agreement with the Company or a subsidiary or affiliate will mean any post-Change in Control position that would not entitle you to terminate employment for Good Reason, as defined in such employment agreement or, if not set forth therein or in the absence of an employment agreement, Comparable Employment means:

(a)the post-Change in Control position provides at least 85% of your pre-Change in Control base salary,

(b)If you report directly to the Chief Executive Officer, at least 85% of your pre-Change in Control target bonus opportunity; and

(c)the duties of the post-Change in Control position will be performed primarily at a worksite that is no more than 50 miles from your primary worksite at the time of the Change in Control;

provided, however, that in no event will the occurrence of any such condition fail to constitute Comparable Employment unless (1) you give notice to the plan administrator of the existence of the condition giving rise to the failure of a position to constitute Comparable Employment within thirty (30) days following the date you first become aware of its existence, and (2) the Company fails to substantially cure the condition within thirty (30) days after the plan administrator's receipt of such notice.

Notwithstanding the foregoing, employment meeting these criteria is considered Comparable Employment regardless of whether you apply for and are offered a position, or if you are offered a position without applying for it.

Internal Revenue Code Section 409A Compliance

The Company intends that the payments and benefits to which you could become entitled in connection with a termination of employment shall comply with or meet an exemption from 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Company will interpret the Severance Plan in accordance with that intent. In this regard, notwithstanding anything in this Severance Plan to the contrary, all cash amounts that become payable under this Severance Plan shall be paid no later than the later of 2 ½ months after the end of the calendar year, or 2 ½ months after the end of the Company’s fiscal year, in which such amounts are earned or become payable, shall qualify for the exception for “separation pay” set forth in Section 1.409A-1(b)(9) of the Treasury Regulations, or shall comply with Section 409A of the Code. Payments subject to Section 409A of the Code that are due upon termination of employment shall be made only upon “separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, and to the extent necessary to avoid accelerated taxation or a tax penalty, shall be subject to the 6-month payment delay described in Section 409A(a)(2)(B)(i) of the Code if you are a “specified employee” as described therein. The Company makes no representation that any or all of the payments described in the Severance Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

Internal Revenue Code Section 280G

Treatment of Payments. Notwithstanding the provisions of the Severance Plan, in the event that any payment or benefit received or to be received by an employee in connection with a Change in Control or the termination of the employee's employment (whether pursuant to the terms of the Severance Plan or any other plan, arrangement or agreement with the Company or any of its affiliates) (all such payments and benefits, "Total Payments") would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the payment or benefit to be received by the employee shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the employee would be subject in respect of such unreduced Total Payments).

Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to this Section, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

Appendix A: Contact Information

For questions about benefits generally, and for questions about the Severance Plan specifically, you may contact:

SVP Human Resources
Fidelity & Guaranty Life
1001 Fleet Street, 6th Floor
Baltimore, Maryland 21202
410-895-0070

Appendix B: Other Important Severance Plan Information

Plan Name and Type

The name of this severance plan is the Fidelity & Guaranty Life 2015 Severance Plan. The Severance Plan is considered a welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Name and Address of Employer

The Severance Plan is sponsored by:

Fidelity & Guaranty Life Business Services, Inc.
1001 Fleet Street
Baltimore, Maryland 21202

Employer and Plan Identification Number

The Internal Revenue Service has assigned the Company the following Employer Identification Number: 43-1914674. The ERISA plan number assigned to the Severance Plan is 505.

Plan Administrator/Named Fiduciary

The Company is the plan administrator and named fiduciary of the Severance Plan. Administration of the Severance Plan is the responsibility of the plan administrator. The plan administrator has delegated many of its functions to the Human Resources Department. You may also write to the plan administrator at the following address:

SVP Human Resources
Fidelity & Guaranty Life
1001 Fleet Street, 6th Floor
Baltimore, Maryland 21202

Fiscal Year of the Severance Plan

The Severance Plan and its records are kept on a plan-year basis. The first plan year was a short plan year that began on June 16, 2015 and will end on December 31, 2015. The final plan year ends on December 31st of the year in which the final benefits are paid or provided under the Severance Plan.

Agent for Service of Legal Process

Legal process can be served on the Severance Plan by directing it to:

SVP Human Resources
Fidelity & Guaranty Life
1001 Fleet Street, 6th Floor
Baltimore, Maryland 21202

Applying for Benefits

Benefits are determined by the plan administrator according to this official Severance Plan document. A copy of this Severance Plan document is available for your review upon your written request to the plan administrator.

Claims Procedure

A claim for Severance Plan benefits must be in writing and addressed to the plan administrator at the address previously set forth or any other address that may be designated from time to time. You will receive a written notice from the plan administrator with respect to your claim within 90 days of the date the plan administrator received your initial claim. If special circumstances require an extension of time, written notice will be provided before the end of this 90-day period explaining the reason for the delay. If you are not furnished notice regarding your claim within this time period, your claim will be considered denied.

If the plan administrator denies your claim in writing, in whole or in part, the notice of denial will contain the specific reasons for the denial; specific references to the Severance Plan provisions or other relevant documents on which the denial is based; a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; an explanation of the claims review procedures; and a description of your right to file suit following an adverse decision on appeal. Should you disagree with the plan administrator’s determination, you have 60 days to request a review. The plan administrator will reconsider your claim and its resulting decision will be issued within 60 days after your request. If more time is needed because of unusual circumstances, you will be notified.

Review of the denied claim includes the right to submit written comments, documents, records and other information relating to the claim; reasonable access to and copies of documents, records and other information relevant to the claim upon request and at no charge; and review of all comments, documents, records and other information submitted without regard to whether such information was submitted or considered in the initial benefit determination.

You will receive written notice of the plan administrator’s decision. If such decision is adverse, it will contain the specific reasons for the decision and reference to the Severance Plan provisions or other relevant records or documents on which the decision is based; a statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documentation; and a statement regarding your right to bring an action under section 502(a) of ERISA.

You or any other claimant must bring any action for wrongful denial of benefits or for interference with ERISA-protected rights in federal or state court within two years of the date your or any other claimant’s cause of action accrued. Causes of action generally accrue at the time the individual making the claim first knew or should have known of the alleged wrongful denial or interference.

The plan administrator has the exclusive discretionary authority to operate and administer the Severance Plan, and to determine all questions arising in connection with the Severance Plan. The plan administrator also has the discretionary authority to construe and to interpret the Severance Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious). The plan administrator has the power to and periodically delegates discretionary authority in contracts, letters and other documents. Delegates may also assign their discretionary authority to others, as allowed by the plan administrator. Fiduciaries shall have only those powers, duties, responsibilities and obligations as are specifically given or delegated to them under the Severance Plan and shall only be fiduciaries with respect to their specific responsibilities in connection with the Severance Plan.

Assignment of Benefits

Benefits under the Severance Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt.

Financing the Severance Plan

The Severance Plan shall not be funded. The Company pays its cost for the Severance Plan from its general assets. Benefits payments are made on the authorization of the plan administrator.

Incapacity of Employee

Whenever, in the plan administrator's opinion, an employee entitled to receive any payment of a benefit under the Severance Plan is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the plan administrator may direct payment to such person or to the legal representative of such person for his benefit, or the plan administrator may apply the payment for the benefit of such person in such manner as the plan administrator considers advisable. Any payment of a benefit in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Severance Plan.

Plan Amendment and Termination

The Company, as plan sponsor, reserves the right at its discretion to terminate, amend, modify or reduce all or a portion of the benefits offered under the Severance Plan at any time, provided however that the Severance Plan may not be amended or terminated during the 1 year period immediately following a Change in Control without the consent of each person affected by such amendment or termination. Any amendment or termination will not affect the benefits of those who have already received written notice of termination of employment under circumstances qualifying for the Severance Plan. Benefits for others, however, may be reduced or eliminated at any time. Upon final termination of the Severance Plan, the plan sponsor may make appropriate arrangements to wind up the affairs of the Severance Plan.

No Guarantee of Employment

Nothing contained in the Severance Plan shall be construed as a contract of employment between the Company or any of its affiliates and any employee, or as a right of any employee to be continued in the employment of the Company or any of its affiliates, or as a limitation on the right of the Company or any of its affiliates to discharge any of its employees with or without cause. Nor shall anything contained in the Severance Plan be construed as entitling any terminated employee to severance pay or other benefits unless that employee is eligible for and meets all requirements for specific severance pay or benefits described in accordance with the terms of the Severance Plan.

Applicable Law

The provisions of the Severance Plan shall be construed and administered according to ERISA, and its validity and enforceability shall be determined under ERISA. In the event ERISA does not preempt state law in a particular circumstance, the laws of the State of Delaware shall apply. Any lawsuit filed under the Severance Plan must be filed in federal court in the State of Maryland or the State of Iowa. If any provision of the

Severance Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Severance Plan shall not be affected.

Severability

If any provision of the Severance Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Severance Plan shall be construed and enforced as if such provisions had not been included.

Successors

The Severance Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each employee, present and future, and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Severance Plan to the executor, personal representative or administrators of the severed employee's estate.

Withholding

Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State, local or foreign income or employment tax laws or similar statutes or other provisions of law then in effect.

Adoption of the Severance Plan by Fidelity & Guaranty Life Insurance Company

Fidelity & Guaranty Life Insurance Company has adopted the Severance Plan, and expressly guarantees payment of any benefits due under the terms of the Severance Plan.

Statement of ERISA Rights

The following statement is required by federal law and regulations. As a participant in the Fidelity & Guaranty Life 2015 Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•
Examine, without charge, at the plan administrator's office and at other specified locations, such as work sites, all documents governing the plan and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

•	Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit under the terms of the plan or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit under the terms of the plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.